Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
Dec. 15, 2006

David Matthews
972-453-7691
david.matthews@idearc.com

Idearc Inc. Responds to Below Market ‘Mini-Tender’ Offer By

TRC Capital Corporation

DALLAS - Idearc Inc. (NYSE:IAR), announced today it has been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation (TRC), a private Canadian investment company, to purchase up to 3,000,000 shares of Common Stock of Idearc, or approximately 2.05 percent of the outstanding common stock, at a price of $26.25 per share.

Idearc does not recommend or endorse the offer, and Idearc is not affiliated in any way with TRC, the offer or the TRC documents.

Idearc received a copy of the Offer to Purchase and related documents dated Dec. 11. The offer price of $26.25 represents a 3.49 percent discount to the $27.20 per share closing price for Idearc’s Common Stock on the New York Stock Exchange (NYSE) on Dec. 11, 2006, the day before the mini-tender offer commenced.

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Idearc urges shareholders to obtain current market quotations for their shares of Common Stock, consult with their broker or financial advisor and exercise caution with respect to TRC’s offer.

Mini-tender offers are third party offers to purchase less than 5 percent of a company’s outstanding shares, thereby avoiding many filing, disclosure and procedural requirements of the U. S. Securities and Exchange Commission (SEC). The SEC on its Web site has noted that mini-tender offers “have been increasingly used to catch investors off guard” and that investors “may end up selling their securities at below-market prices.” The SEC also notes that “mini-tender offers typically do not provide the same disclosure and procedural protections that larger, traditional tender offers provide.” For additional information regarding mini-tender offers and the risks attendant to such offers, visit: www.sec.gov/investor/pubs/minitend.htm

About Idearc Inc.

Idearc Inc. (NYSE:IAR) connects buyers with sellers with its multi-platform of advertising solutions including Verizon Yellow Pages and smaller-sized portable Verizon Yellow Pages Companion Directories, SuperPages.com® (www.superpages.com), SuperPages Mobile™, Solutions At Hand™ and Solutions Direct™ direct mail packages.

In 2006, the company provided sales, publishing and other related services for more than 1,200 distinct directory titles in 35 states and the District of Columbia, with a total 2006 expected circulation of approximately 136 million copies. In addition, Idearc is the largest publisher of Hispanic directories in the United States.

SuperPages.com, the expert in local search with more than two billion searches for two consecutive years, includes a comprehensive list of businesses in the United States – a total of more than 17 million. SuperPages.com enables consumers to find local and national businesses and compare goods and services of merchants when they are ready to buy. SuperPages Mobile provides local search functionality for wireless subscribers.

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Solutions at Hand is a local, full-color, glossy go-to resource publication geared toward ready-to-buy homeowners with disposable income. It is an editorial style magazine with limited ad space and “coffee table” appeal. Solutions Direct offers full-color direct mail packages allowing direct communication with consumers.

Idearc is based in the Dallas/Ft. Worth metroplex and employs approximately 7,300 individuals nationally. For more information, visit www.idearc.com.

IDEARC’S ONLINE NEWS CENTER: Idearc news releases, fact sheets, biographies, media contacts, high quality video and images, and other information are available at Idearc’s News Center on the World Wide Web at www.idearc.com/pressroom.

Some statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Idearc Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks could cause future results to differ from those expressed by the forward-looking statements included in this press release. These risks include, but are not limited to, the following:

•	risks inherent in our spin-off from our former parent corporation, Verizon Communications Inc., including increased costs and reduced profitability associated with operating as an independent company;

•	risks related to borrowings made in connection with the spin-off from Verizon Communications Inc.;

•	risks associated with our dependence on key agreements entered into with Verizon Communications Inc. in connection with the spin-off;

•	increased demands on our management teams as a result of operating as an independent company;

•	changes in our competitive position due to competition from other yellow pages publishers and/or our ability to anticipate or respond to changes in technology and user preferences;

•	changes in the availability and cost of printing raw materials and third party printers and distributors;

•	changes in U.S. labor, business, political and/or economic conditions;

•	changes in governmental regulations and policies and actions of regulatory bodies;

•	changes in operating performance; and

•	access to capital markets and changes in credit ratings.

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For further details and a discussion of these and other risks and uncertainties, please see Idearc Inc.’s filings with the Securities and Exchange Commission, which you may view at www.sec.gov, and in particular, Idearc Inc.’s information statement, filed as part of its registration statement on Form 10, and related amendments, filed with the Securities and Exchange Commission on July 7, 2006, and made effective as of November 1, 2006.

Other unknown or unpredictable factors could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. We caution you not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements concerning Idearc Inc., or other matters and attributable to Idearc Inc. or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. Idearc Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

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